Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION OR SAFE HARBOR THEREFROM.

No. ________________________	US $200,000.00

 PERSAVIP CORP.

 8% CONVERTIBLE PROMISSORY NOTE DUE JULY 18, 2012

THIS Note is a duly authorized issuance of up to $200,000.00 of PERSAVIP CORP., a New York corporation and located at 75 South Broadway, Suite 400, White Plains, New York 10601 (the "Company") designated as its Convertible Note.

FOR VALUE RECEIVED, the Company promises to pay to ________________________, the registered holder hereof (the "Holder"), the principal sum of two hundred thousand and 00/100 Dollars (US $200,000.00), multiplied by the associated redemption premium (outlined in Section 1A below) (“Note Premium”), plus accrued interest in the amount of eight percent (8%) per annum on all outstanding principal on July 18, 2012 (the “Maturity Date”).  The principal plus accrued interest of this Note is payable to the Holder on the Maturity Date, in United States dollars, at the address appearing on the note register of the Company as designated in writing by the Holder.  The Company shall pay the outstanding principal amount of this Note, plus Note Premium and accrued interest, in cash on or before the Maturity Date to the registered holder of this Note by wire transfer. Such payment shall constitute payment hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such check or wire transfer plus any amounts so deducted.

This Note is subject to the following additional provisions:

1.           The Note is issuable in denominations of Ten Thousand Dollars (US$10,000) and integral multiples thereof, provided that the number of shares to be issued upon conversion is a minimum of 3,000 (unless if at the time of election to convert the number of shares of Common Stock issuable upon conversion is less than 3,000).  The Note is exchangeable for an equal aggregate principal amount of Note of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration or transfer or exchange.

1.A        The Company shall have the right to redeem this Note at any time by providing written notice to the Holder by making a cash payment to the Holder of the outstanding principal amount of the Note multiplied by a premium according to the following schedule, plus all accrued interest: 125% of the outstanding principal amount if redeemed prior to the Maturity Date; 135% of the outstanding principal amount if redeemed on or after the Maturity Date. Written notice to the Holder shall be received at least 7 business days prior to the date of redemption payment (“Redemption Date”) along with a copy of a Company bank statement that demonstrates the Company has the ability to make the redemption payment.  If the redemption payment is not made on or before the Redemption Date, the redemption notice shall be rendered null and void and the Holder thereafter shall have the right to convert any portion of the outstanding principal of the Note.

2.           The Holder of this Note is entitled at any time, at its option, subject to the following provisions, to convert all or a portion of the principal amount of this Note plus accrued interest into shares of Common Stock at a conversion price per share of Common Stock equal to the Current Market Price multiplied by seventy percent (70%) (the “Conversion Price”). “Current Market Price” means the average of the closing trading prices for the Common Stock as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market, for the five (5) trading days ending on the trading day immediately before the relevant Conversion Date (as defined below).  The amount of shares issuable pursuant to a conversion shall equal the principal amount (or portion thereof) of the Note to be converted, plus all accrued interest for such principal portion, divided by the Conversion Price.  The Company acknowledges that the Holder shall be considered the beneficial owner of the shares of Common Stock underlying any conversion notice on the Conversion Date.

Conversion shall be effectuated by  facsimile, email or other delivery to the Company of the form of conversion notice attached hereto as Exhibit A, executed by the Holder evidencing such Holder's intention to convert a specified portion hereof.  No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.  The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder faxes, emails, or otherwise delivers the conversion notice ("Notice of Conversion"), substantially in the form annexed hereto as Exhibit A, duly executed, to the Company.  Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (914)517-1632 ATTN: President.  Email delivery of the Notice of Conversion shall be accepted by the Company at phriss@pervasip.com ATTN: President. Certificates representing Common Stock upon conversion will be delivered within three (3) business days from the Conversion Date (“Delivery Date”).

3. "Event of Default," wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of the principal of, interest (including any Late Fees) on, or liquidated damages in respect to this Agreement, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise); and or

(ii)           the Company shall commence, or there shall be commenced against it, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company is commenced against the Company; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 5 Business Days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of any debt or the Company or shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing; and or

(iii)           the Company shall fail to file all reports required to be filed by it with the SEC pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise required by the Exchange Act or as required to be deemed a current public company as to disclosure including on any exchange or over the counter trading medium and or the Company is in, or accused of, being in violation of any law or regulation by written demand, court proceeding or similarly; and or

(iv)    the material breach of any promise or representation in this Agreement and or related representation or agreement made by the Company and or any of its officers, which shall include, without limitation, the failure to deliver shares of common stock due Holder on a conversion within four Business Days from the date of conversion or sooner, which delivery must be otherwise made per reasonable specifications of the Holder (e.g. to brokerage firm account).

If the Company fails to perform hereunder by delivering Shares or paying Principal and or Interest within four Business Days of said being due, then for the first up to 30 calendar days from the due date of said performance, the Company shall also owe payable immediately an amount equal to $100 per day as a reasonable "Late Fee" in addition to any other damages and reasonable attorney fees and costs payable, to cover, on a non accountable basis, the time, expense, efforts and or distress of the Holder having to focus its management, advisors, and counselors on the matter of the Company failing to honor its written obligations, and said figure is deemed a reasonable liquidated damages provision and is not an election of remedy and is non exclusive so the Holder can add and pursue all rights otherwise.

If any Event of Default occurs and is continuing, the full Principal amount of this Agreement, together with Interest and Late Fees and other amounts owing in respect thereof, shall become immediately due and payable in cash except the Holder may elect any part thereof to be paid in Shares as part of any conversion hereunder in which case such Shares shall be due.

The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder only in writing at any time prior to payment hereunder and the Holder shall have all rights and elections it is entitled to hereunder and or under law. Unless otherwise noted expressly herein in writing, no grace period applies.

At any time until both the Principal and Interest is paid in full and all conversions have been honored by the Company and this Agreement is no longer outstanding, this Agreement, including interest and principal, shall be convertible into shares of Common Stock in the Company at 55 percent of the average of the 5 closing prices for the Common Stock during the 5 trading days prior to conversion.  The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as Exhibit A (a "Notice of Conversion"), specifying the date on which such conversion is to be effected (a "Conversion Date") and Shares shall then be delivered by the Company within four Business Days. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall not be required to otherwise physically surrender anything to the Company.

The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Agreement.

Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile, (iii) the first Business Day following the date of  mailing, if sent by nationally recognized overnight courier service, or  (iv) upon actual receipt by the party to whom such notice is required to be given.

Notwithstanding anything to the contrary herein contained, the Holder may not convert this Agreement to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon such conversion and held by the Holder after application of this section.

Herein meanings are, unless otherwise defined herein:

                  "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                  "Common Stock" means the common stock of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

If this Agreement shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, another original of this Agreement.

If it shall be found by court that any Interest or other amount deemed interest due or aggregated hereunder violates applicable laws governing usury, the amount shall automatically be lowered to equal the maximum permitted under law.

Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

In the event Holder shall refer this Agreement to an attorney for collection in the event of a default, the Company agrees to pay all the reasonable costs and expenses incurred in attempting or effecting collection hereunder or enforcement of the terms of this Agreement, including reasonable attorney's fees, whether or not suit is instituted.

4. Holder Status.  Holder represents and the Company confirms such representation, as follows:

Holder believes it is not an affiliate, now or by way of this Agreement, and relies upon the Company knowledge of the members of the Board, officers and shareholdings, etc.  in such regard (Company represents to Holder that it has concluded and Holder may rely upon same, that Holder is not and will not be, by way of this Agreement, an affiliate of the Company.); and

Holder is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act of 1933, as amended, the  "Act" by reason of Rule 501 and  (ii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors, as a sophisticated investor.

5. Other Concerns.  Holder has no responsibility for action or inaction by the Company nor faced or faces or will face responsibility for determinations of management of the Company.   The parties also recognize and acknowledge that as a result of this Agreement, the parties have entered into a confidential relationship as to this document, except to the requirements of law to the contrary, and they have negotiated and entered into this Agreement in good faith and without any duress. Company has, notwithstanding anything, obtained counsel of its own choosing on the legality of the subject including the issuance of the Shares hereby without legend or restriction. Company agrees and represents that notwithstanding anything, including emails and meetings and calls, if any, at no time is any non public information about or relating to the Company supplied to the Holder by the Company or any affiliate or representative.  Holder shall not sell Shares in excess of 50% of the daily trading volume of the Shares and Holder shall not short sell or hedge the Shares.

6.   Miscellaneous.

A.           Gender.  Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

B.           Severability.  If any provision hereof is deemed unenforceable by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in other circumstances shall not be affected thereby.

C.           Further Cooperation.  From and after the date of this Agreement, each of the parties hereto agrees to execute whatever additional documentation or instruments as are necessary to carry out the intent and purposes of this Agreement or to comply with any law. However, this shall not require any additional documents or acts by Holder  for Holder to obtain and dispose of the subject shares.

D.           Waiver.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party.  The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein, shall not be construed as a waiver or relinquishment of any other condition, promise, agreement or understanding set  forth herein or of the right to insist upon strict performance of such waived condition, promise, agreement or understanding at any other time.

E.           Expenses.  Except as otherwise provided herein, or agreed in writing, each party hereto shall bear all expenses incurred by each such party in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

F.           Amendment.  This Agreement may only be amended or modified at any time, and from time to time, in writing, executed by the parties hereto.

G.           Notices.  Any notice, communication, request, reply or advice (hereinafter severally and collectively called "Notice”) in this Agreement provided or permitted to be given, may be made or be served by delivering same by overnight mail or by delivering the same by a hand-delivery service, such Notice shall be deemed given when so delivered or sooner as stated within this Agreement.

H.           Captions.  Captions herein are for the convenience of the parties and shall not affect the interpretation of this Agreement.

I.           Counterpart Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and this Agreement may be executed by fax.

J.           Assignment.  This Agreement is not assignable without the written consent of the parties except Holder has the right to assign the obligations and Shares owed to it hereunder as it may determine.

K.           Parties in Interest and Affiliates.  Provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties, their heirs, executors, administrators, other permitted successors and assigns, if any. Nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns.

L.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties on the subject matter hereof and supersedes all prior recent settlement discussions and verbal agreements and understandings except in no way does this Agreement change or eliminate the terms of financial and related obligations to the Holder per past agreements and instruments except as strictly modified in writing above.

M.           Construction and Misc.  This Agreement shall be governed exclusively by the laws of the State of New York without reference to conflict of laws and the exclusive venue for any action, claim or dispute in respect of this Agreement shall be such court of competent jurisdiction as is located in Nassau County New York as the sole venue for a non-jury trial. The parties agree and acknowledge that each has reviewed this Agreement and the normal rule of construction that agreements are to be construed against the drafting party shall not apply in respect of this Agreement given the parties have mutually negotiated and drafted this Agreement.

N.           Cooperation and Representations.  The parties hereto agree to cooperate with one another in respect of this Agreement, including reviewing and executing any document  necessary for the performance of this Agreement, to comply with law or as reasonably requested by any party hereto, or legal counsel to any party hereto. Representations of the Company shall survive the signing and closing of this Agreement.

O.           Independent Legal Counsel.  The parties hereto agree that (i) each has retained independent legal counsel in connection with the preparation and of this Agreement, (ii) each has been advised of the importance of retaining legal counsel, and (iii) by the execution of this Agreement, each has retained or waived retaining counsel except as otherwise stated above.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: July 18, 2011

PERSAVIP CORP.

Date	By:

(Print Name)

Title:

ATTESTOR

By: _________________________

Exhibit A

FORM NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Securities Settlement Agreement of the "Company" noted below, dated July 18, 2011 into shares of common stock (the "Common Stock") of the Company according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay a reasonable transfer expense payable with respect thereto.

Conversion calculations:______________________________________

Company Name:_____________________________________________

Date to Effect Conversion:  _____________

Conversion Price: 70% of the average of the closing prices for 5 trading days prior to conversion.
Calculation:

Principal Amount of Agreement to be converted:  _________________________

Interest Amount of Agreement to be converted:___________________________

Number of shares of Common Stock to be issued: _________________________

       Signature: _____________________

Send   Shares Via DWAC:

DTC Number:
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